As filed with the Securities and Exchange Commission on February 9, 2004.

Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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INNOVEX, INC.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	41-1223933 (I.R.S. Employer Identification No.)

5540 Pioneer Creek Drive
Maple Plain, Minnesota 55359
(Address of principal executive offices and zip code)

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INNOVEX, INC. EMPLOYEE STOCK PURCHASE PLAN
INNOVEX, INC. 1994 STOCK OPTION PLAN
(Full title of the Plan)

_________________

William Murnane
President and Chief Executive Officer
Innovex, Inc.
5540 Pioneer Creek Drive
Maple Plain, MN 55359
(763) 479-5300
(Name, address, including zip code and
telephone number of agent for service)	Copy to: Charles P. Moorse Lindquist & Vennum P.L.L.P. 4200 IDS Center 80 South Eighth Street Minneapolis, MN 55402 (612) 371-3211

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock,
$.04 par value	1,250,000 shares	$ 7.96	$ 9,950,000	$ 1,260.67

(1)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) and based upon the average high and low sale price of the Company’s Common Stock on the Nasdaq National Market on February 5, 2004.

INCORPORATION OF CONTENTS OF REGISTRATION STATEMENT
BY REFERENCE

          A Registration Statement on Form S-8 (File No. 333-37380) was filed with the Securities and Exchange Commission on May 19, 2000 covering the registration of 250,000 shares initially authorized for issuance under the Company’s Employee Stock Purchase Plan (the “ESPP”).

          A Registration Statement on Form S-8 (File No. 33-59035) was filed with the Securities and Exchange Commission on May 2, 1995 covering the registration of 200,000 shares (300,000 as adjusted for a 3 for 2 stock split on May 31, 1995) initially authorized for issuance under the Company’s 1994 Stock Option Plan (the “1994 Plan”). A Registration Statement on Form S-8 (File No. 333-10047) was filed with the Securities Exchange Commission on August 13, 1996 covering the registration of an additional 300,000 shares under the 1994 Plan. On each of May 27, 1999 and February 27, 2002 a Registration Statement on Form S-8 (File Nos. 333-79427 and 333-83452, respectively) was filed covering an additional 600,000 shares under the 1994 Plan.

          Pursuant to General Instruction E of Form S-8 and Rule 429, this Registration Statement is being filed to register an additional 250,000 shares authorized under the ESPP and an additional 1,000,000 shares authorized under the 1994 Plan. An amendment to the ESPP to increase the reserved and authorized number of shares under the ESPP by 250,000 and under the 1994 Plan by 1,000,000 was authorized by the Company’s Board of Directors on October 10, 2003 and approved by the Company’s shareholders on January 20, 2004. The contents of the prior Registration Statements relating to the ESPP and the 1994 Plan, respectively, are incorporated herein by reference.

PART I

          Pursuant to Part I of Form S-8, the information required by Items 1 and 2 of Form S-8 is not filed as a part of this Registration Statement.

PART II

Item 3. Incorporation of Documents by Reference.

          The following documents filed with the Securities and Exchange Commission are hereby incorporated by reference:

(a)	The Annual Report of the Company on Form 10-K for the fiscal year ended September 30, 2003.

(b)	The Definitive Proxy Statement dated December 15, 2003 for the Annual Meeting of Shareholders held on January 20, 2004.

(c)	The Quarterly Report of the Company on Form 10-Q for the quarter ended December 31, 2003;

(d)	The Current Reports of the Company on Form 8-K dated January 5, 2004 and January 19, 2004.

(e)	The description of the Company’s Common Stock as set forth in the Company’s Form 8-A Registration Statement dated January 29, 1985, which became effective as of July 31, 1985 (Registration No. 0-13143), including any amendment or report filed for the purpose of updating such description.

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          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the completion or termination of this offering of shares of Common Stock shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

          The description of the Company’s Common Stock to be offered pursuant to this Registration Statement has been incorporated by reference into this Registration Statement as described in Item 3 of this Part II.

Item 5. Interests of Named Experts and Counsel.

      Not applicable.

Item 6. Indemnification of Directors and Officers.

Articles of Incorporation. Our Articles of Incorporation provide that no director of the corporation may be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to us or our shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under section 302A.559 or 80A.23 of the Minnesota Statutes; (iv) for any transaction from which the director derived any improper personal benefit; or (v) for any act or omission occurring prior to February 29, 1988 (the effective date of this provision in our Articles of Incorporation).

Bylaws and Statutory Provisions. Our Bylaws provide for indemnification of our officers, directors and employees in connection with a proceeding if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, the person:

(1)	has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions;

(2)	acted in good faith;

(3)	received no improper personal benefit and section 302A.255 (Director Conflicts of Interest), if applicable, has been satisfied;

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(4)	in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and

(5)	in the case of acts or omissions occurring in the official capacity of a director or, for a person not a director, in the official capacity of an officer, committee member or employee, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions occurring in the official capacity of a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the corporation. If the person’s acts or omissions complained of in the proceeding relate to conduct as a director, officer, trustee, employee or agent of an employee benefit plan, the conduct is not considered to be opposed to the best interests of the corporation if the person reasonably believed that the conduct was in the best interests of the participants or beneficiaries of the employee benefit plan.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

          Not applicable.

Item 8. Exhibits.

          Exhibit

4.1	Innovex, Inc. Employee Stock Purchase Plan, as amended through January 20, 2004

4.2	Innovex, Inc. 1994 Stock Option Plan, as amended through January 20, 2004

5.1	Opinion of Lindquist & Vennum P.L.L.P.

23.1	Consent of Lindquist & Vennum P.L.L.P. (included in Exhibit 5.1)

23.2	Consent of Grant Thornton LLP, independent certified public accountants

24.1	Power of Attorney (set forth on the signature page hereof)

Item 9. Undertakings. The undersigned registrant hereby undertakes: (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

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          (2)   That, for determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Maple Plain, State of Minnesota, on the 9th day of February, 2004.

INNOVEX, INC.
By:	/s/ William P. Murnane —————————————————— William P. Murnane President and Chief Executive Officer

          The undersigned officers and directors of Innovex, Inc. hereby constitute and appoint Thomas Paulson and William P. Murnane, or either of them, with power to act one without the other, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for us and in our stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on February 9th, 2004 in the capacities indicated.

Signature	Title

/s/ William P. Murnane —————————————— William P. Murnane	President and Chief Executive Officer and Director (principal executive officer)

/s/ Thomas Paulson —————————————— Thomas Paulson	Chief Financial Officer (principal financial officer)

/s/ Thomas W. Haley —————————————— Thomas W. Haley	Chairman and Director

/s/ Elick Eugene Hawk —————————————— Elick Eugene Hawk	Director

/s/ Raj K. Nooyi —————————————— Raj K. Nooyi	Director

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